Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE
Dated as of December 31, 2011

THIS FIRST SUPPLEMENTAL INDENTURE to the Indenture referred to below is dated as of December 31, 2011 ( “the Supplemental Indenture”) between OHIO POWER COMPANY, an Ohio corporation (herein sometimes called the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS  (formerly known as Bankers Trust Company), (the “Trustee”).

PRELIMINARY STATEMENTS

Columbus Southern Power Company (“CSP”) and the Trustee executed an Indenture, dated as of September 1, 1997 (the “Original Indenture” and as supplemented and amended, the “Indenture”), providing, among other things, for the issuance from time to time of CSP’s Securities.  CSP issued the following series of Notes which remain outstanding as of the date hereof:

(i)           $350,000,000 aggregate principal amount of CSP’s 6.05% Senior Notes, Series G, due 2018 were authenticated and delivered pursuant to the Company Order dated May 16, 2008

(ii)           $250,000,000 aggregate principal amount of CSP’s 5.85% Senior Notes, Series F, due 2035 were authenticated and delivered pursuant to the Company Order dated October 14, 2005 ; and

(iii)           $150,000,000 aggregate principal amount of CSP’s Floating Rate Notes, Series A, due 2012 were authenticated and delivered pursuant to the Company Order dated March 16, 2010.

As of the date hereof, pursuant to the Agreement and Plan of Merger dated as of  December 31, 2011 among CSP and Ohio Power Company, CSP was merged into the Company (herein sometimes called the “Merger”) and the Company is the surviving corporation.

Pursuant to Section 9.01 of the Indenture, the Company, when authorized by Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for one or more of the purposes set forth in such Section 9.01 without the consent of the Holders of any of the Securities at the time outstanding, including to evidence the succession of the Company to CSP as permitted under the Indenture and the assumption by the Company of the covenants of CSP in the Indenture and in the Securities.

The Company has directed the Trustee to execute and deliver this Supplemental Indenture in accordance with the terms of the Indenture.

All things necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company have been done.

In consideration of the foregoing premises, the parties mutually agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I
DEFINITIONS

Section 1.1  Definitions. Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined.

ARTICLE II
AMENDMENTS TO INDENTURE

Section 2.1  Assumption by Company. As of the date hereof, pursuant to Sections 10.01 and 10.02 of the Indenture, the Company hereby expressly assumes the due and punctual payment of the principal of and premium and interest on all of the Securities and the performance of every covenant and condition of the Indenture on the part of CSP to be performed or observed.

Section 2.2  Company Substituted. On and after the date hereof, pursuant to Sections 10.01 and 10.02 of the Indenture, the Company shall succeed to, and be substituted for and may exercise every right and power of CSP under the Indenture with the same effect as if the Company had been named as the Company in the Indenture.

Section 2.3  Receipt by Trustee. In accordance with Section 9.05 of the Indenture, the parties acknowledge that the Trustee has received an Opinion of Counsel as conclusive evidence that this Supplemental Indenture complies with the requirements of Article Ten of the Indenture.

ARTICLE III
MISCELLANEOUS

Section 3.1  Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.2  Governing Law. This Supplemental Indenture shall be governed by and deemed to be a contract under, and construed in accordance with, the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles thereof.

Section 3.3  Ratification of Indenture; This Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Security Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.4  Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.5  Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.6  Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the due execution thereof by the Company. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

Section 3.7  Representations and Warranties.  The Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this First Supplemental Indenture and to perform its duties under the Indenture, (b) following the effective date of the Merger, the Company is the successor to the Company under the Indenture and (c) this First Supplemental Indenture is executed and delivered pursuant to Section 901 and Article Ten of the Indenture and does not require consent of the Security holders.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

Ohio Power Company

By:	/s/ Renee V. Hawkins
Name: Renee V. Hawkins
Title: Assistant Treasurer

Deutsche Bank Trust Company Americas

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Associate